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                                                                      EXHIBIT 99






                          KOGER EQUITY, INC. ANNOUNCES
                       NEW OFFICE BUILDING IN ORLANDO AND
                      AN EXPANDED REVOLVING CREDIT FACILITY


JACKSONVILLE, FLORIDA - JANUARY 12, 1998 - Jacksonville-based Koger Equity, Inc. (ASE:KE) has started construction on a third building in the Koger Center located near the University of Central Florida in Orlando. The three-story structure, known as the Glenridge Building, will contain 75,800 feet, and is scheduled for completion on September 1, 1998. This building will increase the office park to 270,000 feet, with land available for two additional buildings. Koger Equity owns and manages another office park in Orlando containing 713,000 feet.

In other news, Koger Equity announced that its secured Revolving Credit Facility has been expanded from $50 million to $100 million. This credit facility is provided by First Union National Bank, Morgan Guaranty Trust Company of New York, AmSouth Bank, N.A. and Guaranty Federal Bank. Victor A. Hughes, Jr., Chairman and CEO of Koger, noted that with no outstanding balance currently owed under this facility, the entire $100 million is available to fund the Company's development and acquisition program.

Koger Equity, Inc., a real estate investment trust, currently owns, operates and manages 228 office buildings containing approximately 10.4 million feet in 13 cities in the Southeast and Southwest and manages an additional 22 office buildings for third parties. Including the Glenridge, Koger Equity has nine buildings under construction.


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